Exhibit 12.2

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Year ended December 31,
	2013	2012	2011	2010	2009
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests (1) (2) (3)	$102,281	$59,771	$52,554	$38,806	$74,221
Add:
Distributed income of unconsolidated joint ventures	5,853	1,005	499	653	660
Amortization of capitalized interest	513	509	507	492	474
Interest expense	51,616	49,814	45,382	41,789	37,684
Portion of rent expense - interest factor	2,078	1,908	1,938	1,753	1,743
Total earnings	162,341	113,007	100,880	83,493	114,782

Fixed charges:
Interest expense	51,616	49,814	45,382	41,789	37,684
Capitalized interest and capitalized amortization of debt issue costs	1,628	1,233	413	1,527	310
Portion of rent expense - interest factor	2,078	1,908	1,938	1,753	1,743
Total fixed charges	$55,322	$52,955	$47,733	$45,069	$39,737

Ratio of earnings to fixed charges	2.9	2.1	2.1	1.9	2.9

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations (1) (2) (3)	$102,281	$59,771	$52,554	$38,806	$74,221
Add:
Distributed income of unconsolidated joint ventures	5,853	1,005	499	653	660
Amortization of capitalized interest	513	509	507	492	474
Interest expense	51,616	49,814	45,382	41,789	37,684
Portion of rent expense - interest factor	2,078	1,908	1,938	1,753	1,743
Total earnings	162,341	113,007	100,880	83,493	114,782

Fixed charges and preferred unit distributions:
Interest expense	51,616	49,814	45,382	41,789	37,684
Capitalized interest and capitalized amortization of debt issue costs	1,628	1,233	413	1,527	310
Portion of rent expense - interest factor	2,078	1,908	1,938	1,753	1,743
Preferred unit distributions	—	—	—	5,297	5,625

Total combined fixed charges and preferred unit distributions	$55,322	$52,955	$47,733	$50,366	$45,362

Ratio of earnings to combined fixed charges and preferred unit distributions	2.9	2.1	2.1	1.7	2.5

(1)
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests for the period ended December 31, 2013, includes a $26.0 million gain on a previously held interest in an acquired joint venture.

(2)	The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.

(3)
The year ended December 31, 2009 includes a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt and a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.